Exhibit 99.1

INOVALON REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Fourth Quarter 2016 Highlights

•                  Fourth quarter revenue of $96.1 million

•                  Fourth quarter net income of $0.7 million, resulting in diluted net income of $0.00 per share

•                  Fourth quarter Non-GAAP net income of $7.4 million, resulting in Non-GAAP diluted net income of $0.05 per share

•                  Fourth quarter Adjusted EBITDA of $14.3 million

•                  MORE2 Registry® dataset medical event count expanded to more than 13.3 billion, unique patient count expanded to more than 150 million

Full Year 2016 Highlights

•                  Full year revenue of $427.6 million

•                  Full year net income of $27.1 million, resulting in diluted net income of $0.18 per share

•                  Full year Non-GAAP net income of $51.0 million, resulting in Non-GAAP diluted net income of $0.34 per share

•                  Full year Adjusted EBITDA of $99.9 million

•                  Full year Net cash provided by operating activities of $92.8 million

Please refer to our Fourth Quarter and Full Year 2016 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including slides that will be referenced during the Company’s conference call.

BOWIE, Md. — February 22, 2017 — Inovalon (Nasdaq: INOV), a leading technology company providing advanced, cloud-based platforms empowering a data-driven transformation from volume-based to value-based models across the healthcare ecosystem, today announced financial results for the fourth quarter and full year of 2016.

“With 2016 behind us, we look forward to the positive forces in our business becoming more visible as we move through 2017,” said Keith Dunleavy, M.D., Inovalon’s Chief Executive Officer and Chairman of the Board. “While we did not accomplish our original financial goals for 2016, behind the scenes our efforts and investments drove strong and important progress expanding our capabilities and industry leadership. This progress is evident in many ways, including our introduction of multiple new offerings, expansion of our client base and statements of work in both core and adjacent markets, and significant increases in our proprietary datasets and interconnectivity. These successes demonstrate the increasing applicability and differentiation of our platform as the healthcare industry continues its transformation from volume-based to value-based models, and support the growth and increased profitability we see in 2017 and beyond.”

Fourth Quarter 2016 Financial Results

•                  Revenue for the fourth quarter of 2016 was $96.1 million, compared with $120.6 million for the fourth quarter of 2015.

•                  Cost of revenue for the fourth quarter of 2016 was $38.6 million, or 40.2% of revenue, compared with 35.1% of revenue for the fourth quarter of 2015.

•                  Net income for the fourth quarter of 2016 was $0.7 million resulting in diluted net income per share of $0.00, compared with $16.0 million and $0.11 per share, respectively, for the fourth quarter of 2015.

•                  Adjusted EBITDA was $14.3 million for the fourth quarter of 2016, compared with $37.8 million for the fourth quarter of 2015. Adjusted EBITDA margin was 14.9% in the fourth quarter of 2016, compared with 31.4% for the fourth quarter of 2015.

•                  Non-GAAP net income for the fourth quarter of 2016 was $7.4 million, resulting in Non-GAAP diluted net income per share of $0.05, compared with $19.7 million and $0.13 per share, respectively, for the fourth quarter of 2015.

Full Year 2016 Financial Results

•                  Revenue for 2016 was $427.6 million, compared with $437.3 million for 2015.

•                  Cost of revenue for 2016 was $159.2 million, or 37.2% of revenue, compared with 33.4% of revenue for 2015.

•                  Net income for 2016 was $27.1 million resulting in diluted net income per share of $0.18, compared with $66.1 million and $0.45 per share, respectively, for 2015.

•                  Adjusted EBITDA was $99.9 million for 2016, compared with $151.6 million for 2015. Adjusted EBITDA margin was 23.4% in 2016, compared with 34.7% for 2015.

•                  Non-GAAP net income for 2016 was $51.0 million, resulting in Non-GAAP diluted net income per share of $0.34, compared with $75.4 million and $0.51 per share, respectively, for 2015.

•                  Net cash provided by operating activities was $92.8 million for 2016, representing 21.7% of revenue and an increase of 37% from $67.6 million in 2015.

“The positive forces mentioned by Keith and discussed at our Investor Day in December continue to build momentum,” said Chris Greiner, Chief Financial and Operating Officer of Inovalon. “We expect these positive forces to overtake the impact of the previously-discussed headwinds and be more visible in the second half of the year. In addition, our continuing efficiency initiatives, including greater automation and interconnectivity, as well as our growing revenue mix of higher-margin platform offerings, are generating greater value for our clients and increased operating leverage for Inovalon.”

Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income, identifying the differences between net income and each of these non-GAAP financial measures, are included in this press release after the consolidated financial statements.

Key Highlights

•                  Strong Expansion of EHR Connectivity: The Company dramatically expanded connectivity within the healthcare provider marketplace during 2016. Inovalon now has direct connectivity with more than 100,000 providers, representing growth of 446% since the beginning of 2016 and greater than 150% since the end of the third quarter of 2016 alone. The increased connectivity continues to improve the Company’s speed and depth of data accessibility and efficiency, which in turn enables more advanced analytics and greater value realization for clients, as well as operating efficiencies and competitive differentiation for Inovalon.

•                  Accelerating Growth of Proprietary Datasets: Growth in Inovalon’s client base, product breadth, and connectivity continued to drive strong expansion in the Company’s proprietary datasets in the fourth quarter of 2016. At the end of the quarter, Inovalon’s MORE2 Registry® dataset contained more than 150 million unique patients and 13.3 billion medical events, representing year-over-year increases of 15% and 21%, respectively, the fastest growth rates for these metrics since the third quarter of 2014.

•                  Healthy Demand and Expanding Diversification: Inovalon’s expanded sales pipeline and deal closures resulted in the Company increasing its client base to 451 in 2016, up from 372 clients in 2015, and closing 58 multi-year statements of work (SOWs) in 2016, up from 45 in 2015. The Company’s expanding client base is also reflected in increased market diversification (e.g., adjacent pharma and provider markets expanding to approximately 10% and 15% of revenue, respectively) and decreased client concentration (top-10 clients representing 62% of revenue in 2016, down from 68% in 2015 and 76% in 2014). Finally, the Company’s pipeline at quarter-end represented 4x the level at the beginning of the year, and continues to include an expanded number of typical-size opportunities as well as larger, more complex platform opportunities.

•                  Expanding Pharmaceutical Activity: During the fourth quarter of 2016, the Company saw increasing interest for its pharmaceutical platforms serving both outcomes based contracting (OBC) and specialty pharmacy needs. This interest is stemming from both the pharmaceutical and payor sides of the marketplace. Serving as an example of this, during the fourth quarter Inovalon entered into an agreement with Boehringer Ingelheim Pharmaceuticals Inc. (BI), a research-based, global pharmaceutical company, on behalf of

BI’s diabetes alliance with Eli Lilly and Company, a global healthcare leader. As part of the engagement, Inovalon’s OBC Platform will support BI and Lilly’s FDA-approved medication Jardiance, a SGLT2 inhibitor addressing the risk of cardiovascular death in adult patients with type 2 diabetes, and considered to be a potential multi-billion dollar opportunity within the pharmaceutical marketplace. This adds to Inovalon’s growing portfolio of OBC platform engagements and specialty pharmacy platform engagements.

•                  Launch of Value-Based Provider Platform: During the fourth quarter of 2016, Inovalon continued its aggressive pace of innovation with the launch of Inovalon’s INDICES® Value-Based Provider Platform (see description below). The platform has been met with strong market interest. Effective January 1, 2017, Inovalon entered into a five year contract to provide the platform to a top-five national health plan. The implementation ramps during 2017 and will cover all lines of the health plan’s business, including all Medicare Advantage, Medicaid, commercial, and ACA members, across all providers in all states where the organization operates. This new offering is another demonstration of Inovalon’s growing portfolio of enterprise-scale, cloud-based platform capabilities.

Other Financial Data and Key Metrics

The following constitute other financial and key metrics which are presented quarterly.

•                  Growth of Datasets: At December 31, 2016, the MORE2 Registry® dataset contained more than 150.9 million unique patient counts and 13.3 billion medical event counts, increases of 15% and 21%, respectively, compared with December 31, 2015.

•                  Investment in Innovation: For the quarter ended December 31, 2016, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based platforms empowering a data-driven transformation from volume-based to value-based models was $21.1 million, or 22% of revenue. For the full year 2016, Inovalon’s Investment in Innovation was $62.4 million, or 15% of revenue.

•                  Analytical Process Count Growth: Inovalon’s trailing 12-month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to more than 26.4 billion as of December 31, 2016, an increase of 23% as compared with December 31, 2015.

Please see the Company’s filings with the Securities and Exchange Commission (SEC) for further detail regarding the preceding other financial data and key metrics.

Shares Outstanding

As of February 17, 2017, the Company had 65,208,867 million shares of Class A common stock outstanding and 82,803,633 million shares of Class B common stock outstanding.

2017 Financial Guidance

The headwinds previously discussed by the Company are winding down as anticipated. The remaining negative impact results in a revenue decline of approximately 6% on a reported basis (down approximately 11% on an organic basis) during the first half of 2017. Thereafter, in the absence of these headwinds and in the setting of the positive factors noted above, the Company is seen returning materially towards historical growth rates in the second half, with growth of approximately 17% on a reported basis (approximately 11% on an organic basis) and significant Adjusted EBITDA margin expansion.

On a full-year 2017 basis, the combination of these materially different halves are summarized in the following general guidance:

•                  Revenue is expected to be between $440.5 million and $455.0 million

•                  Net Income is expected to be between $19.5 million and $24.0 million

•                  Adjusted EBITDA is expected to be between $105.2 million and $112.5 million

•                  Non-GAAP net income is expected to be between $42.2 million and $46.6 million

•                  Diluted net income per share is expected to be between $0.13 and $0.16

•                  Non-GAAP diluted net income per share is expected to be between $0.28 and $0.31

Inovalon’s 2017 guidance excludes the impact of any acquisitions that have not yet been announced or consummated. In addition, while the Company’s sales pipeline contains a number of potentially significant strategic platform opportunities, 2017 guidance does not assume a significant contribution from these opportunities.

Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these non-GAAP financial measures and net income, are included in this press release after the consolidated financial statements.

While the ongoing implementation of the share repurchase program or changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 148 million shares for the full year 2017. Additionally, the Company’s guidance is assuming a 40.0% effective tax rate for the full year 2017.

Conference Call

Inovalon will host a conference call to discuss its fourth quarter 2016 results at 5:00 pm Eastern Standard Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 56165872; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).

Please refer to our Fourth Quarter and Full Year 2016 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including slides that will be referenced during the Company’s conference call.

About Inovalon’s INDICES® Value-Based Provider Platform

Inovalon’s Value-Based Provider Platform is an advanced version of INDICES® that provides a highly flexible, cloud-based data and analytics visualization platform for providers to support value-based care initiatives. Leveraging Inovalon’s iPORT™ data integration, normalization and data-integrity analysis capabilities, the Value-Based Provider Platform brings together massive scales of disparate data sources into one common data lake. Participating organizations can then contribute internally derived analytics and select from a wide array of Inovalon analytics to be applied with highly granular patient-level, practice-level, total population-level, or defined cohort-level detail in real-time. Individual practitioners can more easily and rapidly gain insight into their patients’ care and how to achieve value-based goals. Highly flexible functionality such as Provider Grouping allows affiliated providers to align goals and visualize performance from the private group practice all the way up to large hospital systems. Data insights from Inovalon’s MORE2 Registry® enables highly advanced analyses and informs determinations of relative performance in comparison to broader cohorts. Altogether, the solution provides a highly advanced real-time collaboration of multi-sourced analytics in a single platform to empower sophisticated value-based care arrangements between at-risk organizations and providers.

About Inovalon

Inovalon is a leading technology company providing cloud-based platforms empowering a data-driven transformation from volume-based to value-based models throughout the healthcare industry. Leveraging large-scale data interconnectivity capabilities, unparalleled proprietary data sets, advanced analytics, data-driven intervention systems, and industry-leading subject matter expertise, Inovalon enables the assessment and improvement of clinical and quality outcomes and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Providing technology that supports nearly 500 healthcare organizations, Inovalon’s platforms are informed by data pertaining to more than 848,000 physicians, 371,000 clinical facilities, and more than 150 million Americans. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans, expectations regarding future results, plans to repurchase shares of Class A Common Stock, and financial guidance for the full-year 2017. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the Company’s ability to continue and manage growth; ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including Data Diagnostics® and INDICES® Value-Based Provider Platform; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the ability to enter into new agreements with existing or new platforms, products and solutions in the timeframes expected, or at all; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company’s platforms and toolsets. Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, included under the heading Item 1A, “Risk Factors.” The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company’s earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

Inovalon Holdings, Inc.

Consolidated Statements of  Income

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per-share amounts)	2016	2015	2016	2015

Revenue	$96,093	$120,561	$427,588	$437,271

Expenses:
Cost of revenue(1)	38,599	42,293	159,169	146,140
Sales and marketing(1)	7,366	6,511	27,078	14,684
Research and development(1)	8,101	5,131	29,148	22,329
General and administrative(1)	32,053	33,007	137,275	115,029
Depreciation and amortization	11,490	7,380	37,284	22,633
Total operating expenses	97,609	94,322	389,954	320,815
Income from operations	(1,516)	26,239	37,634	116,456
Other income and (expenses):
Realized gains (losses) on short-term investments	—	1	4	(328)
Gain on disposal of equipment	—	—	534	—
Interest income	1,368	1,196	5,792	3,003
Interest expense	(1,259)	(1,102)	(5,065)	(4,420)
Income before taxes	(1,407)	26,334	38,899	114,711
Provision for income taxes	(2,088)	10,286	11,795	48,648
Net income	$681	$16,048	$27,104	$66,063

Net income attributable to common stockholders, basic and diluted	$674	$16,013	$26,943	$66,014
Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.00	$0.11	$0.18	$0.45
Diluted net income per share	$0.00	$0.11	$0.18	$0.45

Weighted average shares of common stock outstanding:
Basic	146,495	150,923	150,048	145,745
Diluted	147,103	152,260	150,955	148,275

(1) Includes stock-based compensation expense as follows:

Cost of revenue	$149	$79	$483	$164
Sales and marketing	167	51	613	173
Research and development	257	260	1,184	1,212
General and administrative	3,129	1,326	7,774	5,866
Total stock-based compensation expense	$3,702	$1,716	$10,054	$7,415

Inovalon Holdings, Inc.

Consolidated Balance Sheets

(In thousands)	December 31, 2016	December 31, 2015
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$127,683	$114,034
Short-term investments	445,315	614,130
Accounts receivable, net	85,591	81,305
Prepaid expenses and other current assets	12,100	16,162
Income tax receivable	15,165	18,377
Total current assets	685,854	844,008
Non-current assets:
Property, equipment and capitalized software, net	76,420	65,031
Goodwill	184,557	137,733
Intangible assets, net	103,549	61,855
Other assets	2,964	4,250
Total assets	$1,053,344	$1,112,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,474	$21,136
Accrued compensation	15,211	13,538
Other current liabilities	9,468	11,444
Deferred revenue	11,850	5,507
Deferred rent	1,016	797
Credit facilities	30,000	15,000
Capital lease obligation	115	109
Total current liabilities	84,134	67,531
Non-current liabilities:
Credit facilities, less current portion	236,250	266,250
Capital lease obligation, less current portion	215	296
Deferred rent	1,457	2,446
Other liabilities	13,158	—
Deferred income taxes	34,553	37,198
Total liabilities	369,767	373,721
Stockholders’ equity:
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	516,300	493,197
Retained earnings	274,087	247,540
Treasury stock	(106,231)	—
Other comprehensive loss	(580)	(1,582)
Total stockholders’ equity	683,577	739,156
Total liabilities and stockholders’ equity	$1,053,344	$1,112,877

Inovalon Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Twelve Months Ended December 31,
(In thousands)	2016	2015

Cash flows from operating activities:
Net income	$27,104	$66,063
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	10,054	7,415
Depreciation	28,078	19,221
Amortization of intangibles	9,206	3,412
Amortization of premiums on short-term investments	3,163	2,212
Realized (gains) losses on short-term investments	(4)	328
Tax payments for equity award issuances	127	697
Deferred income taxes	(1,740)	5,786
Excess tax benefits from stock-based compensation	—	(18,608)
Loss on disposal of long-lived assets	—	52
Gain on disposal of equipment	(534)	—
Bad debt expense	79	—
Changes in assets and liabilities:
Accounts receivable	4,683	(24,475)
Prepaid expenses and other current assets	(6,198)	(1,110)
Income taxes receivable	3,639	7,825
Other assets	4,071	(1,776)
Accounts payable	(3,463)	4,474
Accrued compensation	243	(6,178)
Other liabilities	11,185	2,788
Deferred rent	(770)	(575)
Deferred revenue	3,907	3
Net cash provided by operating activities	92,830	67,554

Cash flows from investing activities:
Acquisitions, net of cash acquired	(88,509)	(114,718)
Escrow funding associated with acquisition	—	(7,875)
Purchases of short-term investments	(164,737)	(964,037)
Sales and maturities of short-term investments	332,073	344,653
Purchases of property and equipment	(19,360)	(6,486)
Investment in capitalized software	(19,668)	(19,951)
Proceeds from sale of property and equipment	—	94
Net cash provided by (used in) investing activities	39,799	(768,320)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriters’ discount	—	362,082
Proceeds from issuance of treasury stock, net of underwriters’ discount	—	282,172
Payment of offering costs	—	(5,182)
Repurchase of common stock	(106,231)	—
Repayment of credit facility borrowings	(15,000)	(18,750)
Proceeds from exercise of stock options	6,165	14,659
Acquisition-related contingent consideration payments	(2,300)	—
Capital lease obligations paid	(116)	(111)
Tax payments for equity award issuances	(1,498)	(1,245)
Excess tax benefits from stock-based compensation	—	18,608
Net cash provided by (used in) financing activities	(118,980)	652,233
Increase in cash and cash equivalents	13,649	(48,533)
Cash and cash equivalents, beginning of period	114,034	162,567
Cash and cash equivalents, end of period	$127,683	$114,034

Inovalon Holdings, Inc.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(unaudited)

Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended December 31		Twelve Months Ended December 31,
(In thousands, except percentages)	2016	2015	2016	2015

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$681	$16,048	$27,104	$66,063
Depreciation and amortization	11,490	7,380	37,284	22,633
Realized (gains) losses on short-term investments	—	(1)	(4)	328
Gain on disposal of equipment	—	—	(534)	—
Interest expense	1,259	1,102	5,065	4,420
Interest income	(1,368)	(1,196)	(5,792)	(3,003)
Provision for income taxes	(2,088)	10,286	11,795	48,648
EBITDA	9,974	33,619	74,918	139,089
Stock-based compensation	3,702	1,716	10,054	7,415
Acquisition costs:
Transaction costs	546	153	1,622	1,483
Contingent consideration	(829)	2,232	10,964	2,938
Tax on equity exercises	32	115	127	697
Other non-comparable items(1)	899	—	2,259	—
Adjusted EBITDA	$14,324	$37,835	$99,944	$151,622

Adjusted EBITDA margin	14.9%	31.4%	23.4%	34.7%

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Non-GAAP net income

(unaudited)

Inovalon defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises and other non-comparable items. A reconciliation of net income to Non-GAAP net income follows:

	Three Months Ended December 31		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2016	2015	2016	2015

Reconciliation of Net Income to Non-GAAP net income:
Net income	$681	$16,048	$27,104	$66,063
Stock-based compensation	3,702	1,716	10,054	7,415
Acquisition costs:
Transaction costs	546	153	1,622	1,483
Contingent consideration	(829)	2,232	10,964	2,938
Amortization of acquired intangible assets	3,780	1,843	9,206	3,412
Tax on equity exercises	32	115	127	697
Other non-comparable items(1)	899	—	2,259	—
Tax impact of add-back items	(1,392)	(2,367)	(10,383)	(6,656)
Non-GAAP net income	$7,419	$19,740	$50,953	$75,352

GAAP basic net income per share	$0.00	$0.11	$0.18	$0.45
GAAP diluted net income per share	$0.00	$0.11	$0.18	$0.45
Non-GAAP basic net income per share	$0.05	$0.13	$0.34	$0.52
Non-GAAP diluted net income per share	$0.05	$0.13	$0.34	$0.51

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from Non-GAAP Net Income in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Key Metrics

(unaudited)

The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of December 31,
(In thousands)	2016	2015

MORE[2] Registry® dataset metrics:
Unique patient count(1)	150,961	130,953
Medical event count(2)	13,345,220	11,051,441
Trailing 12 month Patient Analytics Months (PAM)(3)	26,401,946	21,449,667

(1)         Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.

(2)         Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)         Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company’s analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.

Investment in Innovation

(unaudited)

The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention platforms focused on the achievement of meaningful and measureable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions capabilities are deployed as summarized below.

	Three Months Ended December 31		Twelve Months Ended December 31,
(In thousands, except percentages)	2016	2015	2016	2015

Investment in Innovation
Research and development(1)	$8,101	$5,131	$29,148	$22,329
Capitalized software development(2)	5,214	5,095	21,994	20,199
Research and development infrastructure investments(3)	7,797	2,310	11,288	5,255
Total investment in innovation	$21,112	$12,536	$62,430	$47,783
As a percentage of revenue
Research and development(1)	8%	4%	7%	5%
Capitalized software development(2)	5%	4%	5%	5%
Research and development infrastructure investments(3)	9%	2%	3%	1%
Total investment in innovation	22%	10%	15%	11%

(1)         Research and development primarily includes employee costs related to the development and enhancement of the Company’s service offerings.

(2)         Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company’s data analytics and data-driven intervention platforms.

(3)         Research and development infrastructure investments include strategic expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.

Forward-Looking Guidance Adjusted EBITDA

(Unaudited)

	Guidance Range
	Year Ending December 31, 2017
(In millions)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:
Net income	$20	$24
Depreciation and amortization	48	48
Interest expense	5	5
Interest income	(5)	(5)
Provision for income taxes (1)	13	16
EBITDA	81	88
Stock-based compensation	10	11
Acquisition costs:
Transaction costs	2	2
Contingent consideration	8	8
Other non-comparable items (2)	4	4
Adjusted EBITDA	$105	$113

(1)         A 40% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

(2)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Forward-Looking Guidance Non-GAAP net income

(Unaudited)

	Guidance Range
	Year Ending December 31, 2017
(In millions, except per share amounts)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP net income:
Net income	$20	$24
Stock-based compensation	10	11
Acquisition costs:
Transaction costs	2	2
Contingent consideration	8	8
Amortization of acquired intangible assets	14	14
Other non-comparable items (1)	4	4
Tax impact of add-back items (2)	(16)	(16)
Non-GAAP net income	$42	$47

GAAP diluted net income per share	$0.13	$0.16
Non-GAAP diluted net income per share	$0.28	$0.31

Weighted average shares of common stock outstanding - diluted	148,000	148,000

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from non-GAAP net income in order to more effectively assess the Company’s period over period and on going operating performance.

(2)         A 40% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

Non-GAAP Financial Measures

Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above. These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted

EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises, and other non-comparable items.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon

George Price (Investors)

Phone: 301-809-4000 x1190

gprice@inovalon.com

Inovalon

Kim E. Collins (Communications)

Phone: 301-809-4000 x1473

kcollins@inovalon.com